Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 No. 333-212002) pertaining to the St. Jude Medical, Inc. 2007 Stock Incentive Plan, as amended and restated (2014) and the Thoratec Corporation Amended and Restated 2006 Incentive Stock Plan of our reports dated February 19, 2016, with respect to the consolidated financial statements and schedule of Abbott Laboratories and subsidiaries and the effectiveness of internal control over financial reporting of Abbott Laboratories and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
January 4, 2017